                                                     Exhibit 3(ii)(b)

                   CERTIFICATE OF ASSISTANT SECRETARY
                                   OF
                      MARSHALL & ILSLEY CORPORATION



      The undersigned, Victoria L. Strobel, on behalf of Marshall & Ilsley Corporation, a Wisconsin corporation (the "Corporation"), hereby certifies that she is the duly elected and acting Assistant Secretary of the Corporation and certifies that attached hereto as Exhibit A is a true and correct copy of an Amendment to the By-laws of Marshall & Ilsley Corporation that was adopted by the Board of Directors of the Corporation on April 23, 2002.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of May, 2002.


                              By:  /s/ Victoria L. Strobel
                                   ----------------------------------
                                   Name:  Victoria L. Strobel
                                   Title:  Assistant Secretary

MW615623_1.DOC

                                                     Exhibit A

                                 RESOLUTION
                                 ----------

      "BE IT RESOLVED, That the By-Laws of this Corporation be and hereby are amended as follows:

           4.1. Number. The principal officers of the Corporation shall be a Chairman of the Board, <STRIKEOUT>a Vice Chairman of the Board</STRIKEOUT>, a Chief Executive Officer, a President, one or more Vice Presidents, any one of whom may be designated as Executive Vice President, and a Secretary, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors.

      BE IT FURTHER RESOLVED, That the By-Laws of this Corporation be and hereby are further amended by striking out paragraph 4.6. relating to the duties of the Vice Chairman of the Board."


MW615702_1.DOC